Exhibit 10.10

Three Parties Agreement

Party A: Guangzhou Yuebang Personal Care Products Co. Ltd.

Party B: Wuzhou Fusion Trading Co., Ltd.

Party C: Guangxi Huiming Trade Development Co. Ltd.

Whereas,

Party A has a credit of RMB 4 million (RMB Four Million) against Party B, and Party A owes a debt of RMB 3.6 million (RMB Three Million Six Hundred Thousand) to Party C. In accordance with the Civil Code of the People’s Republic of China and other relevant laws, Party A, Party B and Party C have reached the following agreement regarding the debt of RMB 3.6 million:

1.	All three parties, A, B and C, agree that on the date of signing this agreement (June 30, 2024), Party C will assign the credit it holds against Party A to Party B.

2.	Following the assignment, Party A and Party B agree to offset the debt of RMB 3.6 million between them. As a result, the debtor-creditor relationship of RMB 3.6 million between Party A and Party B shall be deemed extinguished.

3.	Following the assignment, Party A still retains a right of credit of RMB 400,000 against Party B, which Party B shall repay. Any matters related to the assignment between Party B and Party C shall be handled by themselves and have no relation to Party A.

4.	Miscellaneous

4.1.	This agreement is made out in triplicate. Each of Party A, Party B and Party C holds one copy, all of which have equal legal effect. The agreement shall become effective upon affixation of official seals and signatures of the legal representatives or authorised agents of all parties.

4.2.	Any disputes arising from the performance of this agreement shall be resolved through consultation among the three parties. If consultation fails, a lawsuit shall be filled with the People’s Court located in Party A’s jurisdiction.

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Party A (Seal):	Party B (Seal):

Party C (Seal):

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